Exhibit 99.1
Contacts
Debra DiMaria
Chief Financial Officer
516-535-3681
debrad@proginet.com

Proginet Announces Record Year-end Revenues
Annual Shareholder Meeting Scheduled

Garden City, N.Y.—September 27, 2005—Proginet [OTCBB: PRGF], developer of the CyberFusion Integration Suite (CFI)™, an advanced managed file transfer solution that enables businesses to securely move information across multiple computing platforms, today announced the financial results for the year ended July 31, 2005. Proginet attained record revenues in all three revenue categories, including license revenues, software maintenance revenues, and professional services revenues. This means that Proginet has had record revenues for each of the four quarters of fiscal 2005, in addition to all four quarters of fiscal 2004.

Total revenues for the year increased by 25.3%, amounting to $7,898,818, compared to total revenues of $6,301,818 in fiscal 2004. Software license revenues increased by 20%, amounting to $2,784,617, compared to $2,319,702 for the same period in fiscal 2004. Software maintenance fees and other increased by 21.9%, amounting to $4,815,760, compared to software maintenance fees and other of $3,950,264 in the prior fiscal year. Professional services revenue increased to $298,441, compared to professional services revenue of $31,852 in the prior fiscal year. Total net operating expenses amounted to $8,387,435, compared to $6,784,445 in fiscal 2004. The Company reported a net loss of $488,617 for the fiscal year ending July 31, 2005, compared to a net loss of $482,627 for fiscal 2004.

With record revenues in fiscal 2005 and steady revenue growth for eight consecutive quarters, Proginet’s continued momentum can be attributed to several major initiatives. First, Proginet obtained its GSA certification for government contracts, thereby opening several new opportunities for sales in the government sector. In addition, the asset acquisition of a security software company bolstered Proginet's presence in the security software space, while becoming a contributor to Proginet's revenue stream.

Proginet's market presence and overall visibility were also improved by two other initiatives. In May 2005, Proginet and the Gartner Group jointly presented a Webcast on managed file transfer and its increasing importance in the marketplace. This Webinar generated interest from leading companies in key vertical markets and has resulted in a high volume of leads and contacts that are contributing to the company's sales pipeline. Then, in August 2005, Proginet announced CyberFusion Integration Suite (CFI)™ - the most advanced managed file transfer software on the market today.

"CFI signals the most significant product launch in Proginet's history," said Kevin M. Kelly, President and CEO of Proginet. "To be successful and meet the demands of today's business landscape, organizations must do everything in their power to secure and integrate their information assets, while satisfying compliance mandates and driving corporate efficiency. CFI enables organizations to do all of this and more, and positions Proginet to seize bigger opportunities in this $300 million market.”

Investor Call
Proginet will hold an informational investor conference call on Wednesday, September 28, 2005, at 4:30 p.m. EST to provide investor updates and answer questions. Please call 516-535-3683 by 12 p.m. EST on September 28, 2005, to register for the conference call.

FINANCIAL HIGHLIGHTS

	Year ended July 31,
	2005	2004
Total revenues	7,898,818	6,301,818
Total operating expenses, net	8,387,435	6,784,445
Net loss	(488,617)	(482,627)
Loss per share	(.03)	(0.04)
Cash flows from operations	1,886,146	1,139,302

	July 31,
	2005	2004
Cash and cash equivalents	$1,353,316	$1,130,443
Total assets	8,322,411	6,012,113
Total liabilities	3,597,788	1,845,259
Total stockholders’ equity	4,724,623	4,166,854

Annual Shareholder Meeting
Proginet Corporation’s Annual Shareholder meeting will be held at the offices of Proginet Corporation, 200 Garden City Plaza, Garden City, N.Y. 11530, 516-535-3600, on Tuesday, November 22, 2005, at 5 p.m. EST. Shareholders of record at the close of business on October 3, 2005, will be notified of the meeting in October and provided registration instructions.

About Proginet Corporation
Proginet develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion Integration Suite (CFI)™, CyberFusion®, SecurForce™, SecurPass®, and SecurAccess™, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, NY, has offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. Visit the company online at www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, Form SB2's and Form 8-Ks (www.sec.gov).
Proginet Announces Record Year-end Revenues
Annual Shareholder Meeting Scheduled